Exhibit 99.1

FOR IMMEDIATE RELEASE

Craig Jackson Promoted to DPL Vice President and Treasurer

DAYTON, Ohio, December 21, 2010 — DPL Inc. (NYSE: DPL) announced today that Craig Jackson has been promoted to vice president and treasurer of DPL and The Dayton Power and Light Company.

Jackson has served in various capacities within the financial area of the company, most recently as vice president and assistant treasurer. In his new role as an executive officer of the company, he will be responsible for financial planning, treasury, enterprise risk management and investor relations.

“Craig’s solid financial background, leadership skills and knowledge of the energy industry are an asset to the company, and his promotion to the executive officer level has been well earned,” said Fred Boyle, DPL chief financial officer.

Jackson earned a bachelor’s in business administration from Bloomsburg University of Pennsylvania, and an MBA from Wright State University.  He is the Chair of Rebuilding Together Dayton, a local non-profit organization dedicated to rehabbing owner-occupied homes at no cost to low-income homeowners.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company. DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

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